EXHIBIT 22.1

                     SCHEDULE OF SUBSIDIARIES OF THE COMPANY

                               AS OF JUNE 30, 1998

                                        Jurisdiction of     Parent                    Percentage
Subsidiary                              Incorporation       Corporation               Ownership
Fantastic Foods International Inc.      Nevada              Company                      100%

NuOasis International Inc.              Commonwealth        Company                      100%
                                        of the Bahamas

NuOasis Properties Inc.(1)              Nevada              Company                      100%

NuOasis Las Vegas Inc.(1)               Colorado            Company                      100%

NuOasis Laughlin Inc.(1)                Colorado            Company                      100%

Casino Management of America Inc.(1)    Utah                Company                      100%

ACI Asset Management Inc.(1)            Nevada              Company                      100%

Cleopatra Palace, Ltd.                  Tunisia             NuOasis International Inc.    70%

Cleopatra's World Inc.                  British Virgin      NuOasis International Inc.    60%
                                        Islands

(1)  Have not commenced business.